EXHIBIT 99.1


On April 15, 2004, the Registrant issued the following news release:

   "AMERICAN OIL & GAS ANNOUNCES 2003 FINANCIAL RESULTS AND YEAR-END RESERVES

DENVER - American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced that the Company reported a net loss of $800,982, or three cents per share, as compared with a net loss of $149,216, or one cent per share, for the years ended December 31, 2003 and 2002, respectively. The increase in net loss is attributable primarily to costs associated with the Company's transition into and the pursuit of oil and gas exploration and production. The Company did not have any operations in 2002.

As of December 31, 2003, the present value of the Company's future cash flows from oil and gas operations, discounted at 10%, have been estimated by Ryder Scott Company Petroleum Consultants, an independent petroleum engineering firm, to be $2,839,143. Ryder Scott has estimated the Company's proved oil and gas reserves at December 31, 2003 to be 70,923 barrels of oil, and 1,527,000 mcf of gas. The Company had no proved reserves at December 31, 2002.

During 2003, the Company recorded revenues from its oil and gas operations of $97,892 and production taxes and lease operating expenses of $37,842. The Company received its first revenues from oil and gas production during the third quarter and through December 31, 2003, sold 687 barrels of oil at an average price of $28.33 per barrel, for total oil revenues of $19,469 and sold 21,430 mcf of gas at an average price of $3.66 per mcf, for total gas revenues of $78,423.

The Company has completed its transition into oil and gas exploration and production and is no longer considered a development stage company.

"We are pleased with the progress we've made in 2003", said Andrew Calerich, President and Chief Financial Officer of American Oil & Gas, Inc. "We have established our initial reserve base and are generating positive cash flow from our oil and gas operations. We believe we have the capital and the projects to continue increasing reserves and cash flow and we're looking forward to 2004." For the year ended December 31, 2003, the Company reflected general and administrative expenses of $824,767. Included in this amount are consulting fees of $154,643, legal fees of $152,171, stock based compensation expense of $141,250, stock based directors' expense of $92,950, travel expenses of $90,655, salaries expense of $48,000 and investor relations expenses of $42,869. Included in the $149,216 reported for general and administrative expenses in 2002 are stock based consulting expenses of $143,864.

Depreciation, depletion and amortization expense for the year ended December 31, 2003 relating to the Company's oil and gas operations was $30,997, or $7.28 per boe produced.

At December 31, 2003, the Company had working capital of approximately $753,000, approximately $1,066,000 in cash, $3,110,000 in total assets, a long term asset retirement obligation of $31,000, and $2,700,000 in stockholders' equity. There are currently 25,926,202 common shares outstanding.

In March 2004, the Company received $1,525,000 in a private placement at $1.00 per share and received approximately $326,000 from an asset sale to an entity related to the primary investor in the private placement. American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity."